EXHIBIT 10.25

CONFIDENTIAL TREATMENT REQUESTED: Information for which confidential treatment has been requested is omitted and is noted with asterisks. An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of January 25, 2016 (the “Effective Date”), is made by and between Agenus Inc., a Delaware corporation with offices at 3 Forbes Rd, Lexington, MA 02421 (“Parent”) and its wholly owned subsidiary, 4-Antibody AG, a corporation organized under the laws of Switzerland with an office at Hochbergerstrasse 60C, CH-4057 Basel, Switzerland (“4AB,” and together with the Parent, “Agenus”), and the Ludwig Institute for Cancer Research Ltd., a non-profit corporation organized under the laws of Switzerland with its registered office at Stadelhoferstrasse 22, 8001 Zurich, Switzerland and an office at 666 Third Avenue, New York, New York 10017, USA (“LICR”). Each of Agenus and LICR may be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Agenus is engaged in the research, development and commercialization of fully human and humanized monoclonal antibodies to treat human diseases;

WHEREAS, LICR has technology and know-how related to the development of immunotherapeutic products;

WHEREAS, 4-Antibody AG, Recepta Biopharma S.A. and LICR entered into a Collaborative Research & Development and Commercial Rights Agreement dated December 21, 2012 (the “Prior Agreement”);

WHEREAS, the Initial Term of the Prior Agreement has terminated in accordance with its terms, and the Parties desire to clarify and amend their rights and responsibilities under the Prior Agreement;

WHEREAS, Agenus desires to develop and commercialize, for the public benefit, products arising out of technologies developed in the course of research activities conducted under the Prior Agreement; and

WHEREAS, Agenus wishes to obtain a license to products arising out of technologies developed in the course of research activities conducted under the Prior Agreement and LICR wishes to grant such a license in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, Agenus and LICR, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1“4AB Territory” means the Territory other than the Parent Territory.

1.2“Accounting Standards” means (a) U.S. generally accepted accounting principles, consistently applied, or (b) to the extent applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.3“Affiliate” means as to a Party or to MSKCC, as applicable, any entity which, directly or indirectly, controls, is controlled by, or is under common control with such Party or MSKCC.  For the purposes of this definition, “control” refers to any of the following: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.

1.4“Agenus Territory” means the Territory other than the Recepta Territory.

1.5“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York, New York USA are authorized or obligated by applicable laws to close.

1.6“Combination Product” means a product that consists of a Licensed Antibody and other active compounds or active ingredients sold as a single formulation or any combination of a Licensed Product sold together with an Other Product.

1.7“Confidential Information” has the meaning set forth in Section 6.1 of this Agreement.

1.8“Dollars” or “$” means U.S. Dollars.

1.9“Field” means the diagnosis, prognosis, prevention, treatment and palliation of human diseases or conditions.

1.10“First Commercial Sale” means, with respect to any Licensed Product, the first sale by Agenus or one of its Affiliates to a Third Party of such Licensed Product in a country in the Territory after the applicable Marketing Approval of such Licensed Product has been obtained in such country. For avoidance of doubt, the following would not constitute a First Commercial Sale: (a) the sale of a Licensed Product by Agenus or one of its Affiliates to another Affiliate; (b) the disposal or use of a Licensed Product in clinical trials, as free samples, or under a compassionate use or patient assistance program; (c) the disposal or use a Licensed Product in a named patient or test marketing program or in non-registrational studies or other similar programs or studies; (d) the donation of Licensed Product by Agenus or one of its Affiliates to non-profit institutions or government agencies for a non-commercial purpose; (e) any free Licensed Product that is supplied to a Third Party in conjunction with the offer for sale, or sale of any other product (in an amount customary in the industry); (f) the use of a Licensed Product for research and development purposes; or (g) sales made to a distributor until such time as Agenus or one of its Affiliates recognizes the revenue for such transfers pursuant to Accounting Standards.

1.11 “Know-How” means any and all technical information which at the Effective Date is not in the public domain, including information comprising or relating to data, materials, results, inventions, improvements, protocols, formulas, processes, methods, compositions, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, sequence information, vectors and host cells that include DNA, in each case (whether or not patented or patentable) in written, electronic or any other form now known or hereafter developed.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.12“Licensed Antibody” means one or more molecules, or one or more genes encoding such molecule(s), which comprises or consists of one or more immunoglobulin domains, or a fragment thereof, that specifically bind to a Target.

1.13“Licensed Know-How” means all Know-How owned or controlled by a Licensor or Agenus or any of their respective Affiliates existing as of the Effective Date, that was generated in the course of the research program conducted pursuant to the Prior Agreement.

1.14“Licensed Patent Rights” means any Patent Rights owned or controlled solely or jointly by a Licensor or Agenus or any of their respective Affiliates as of the Effective Date or during the Term that disclose an invention conceived prior to the Effective Date of this Agreement and in the course of the research program conducted pursuant to the Prior Agreement, including without limitation any Product Patents or Program Intellectual Property under the Prior Agreement.

1.15“Licensed Product” means any therapeutic, diagnostic, prognostic or prophylactic preparation that contains one or more Licensed Antibodies: (i) the manufacture, use, sale, offer for sale or importation of which would, but for the licenses granted hereunder, infringe a Valid Claim or (ii) that is developed using Licensed Know-How.

1.16“Licensors” means, together, LICR and MSKCC.

1.17“Marketing Approval” means, with respect to a Licensed Product, all approvals (including supplements, amendments, pre- and post-approvals), permits, licenses, registrations and authorizations necessary for the manufacture, distribution, use, promotion, marketing, transport, offer for sale, sale or other commercialization of such Licensed Product in a regulatory jurisdiction, including, where required, any approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, as required in a given jurisdiction prior to sale of such Licensed Product in such jurisdiction.

1.18“MSKCC” means the Memorial Sloan-Kettering Cancer Center.

1.19“Net Sales” means, with respect to a given period, the gross amount invoiced for sales of Licensed Products in the Agenus Territory during such period, in arm’s length sales by Agenus or its Affiliates or Sublicensees to Third Parties less, in each case solely to the extent relating to such Licensed Products and solely to the extent actually incurred, allowed, paid, accrued or specifically allocated to the gross amount invoiced, and determined in accordance with applicable financial reporting standards:

(a)normal and customary trade, cash and quantity discounts actually given, coupons actually taken, credits, price adjustments or allowances for damaged Licensed Product, returns or rejections of such Licensed Product;

(b)adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) actually given for Licensed Products granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations or any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)reasonable and customary freight, shipping insurance and other transportation expenses, each directly related to the sale of Licensed Products (if actually borne without reimbursement from any Third Party);

(d)distribution commissions/fees paid or payable to any Third Party providing distribution services to Agenus or its Affiliates or Sublicensees;

(e)sales, value-added or excise taxes, tariffs and duties, and all other taxes and government charges related to the sale of Licensed Products, in each case to the extent that each such item is actually borne by Agenus or its Affiliates or Sublicensees without reimbursement from any Third Party (but excluding taxes properly assessed or assessable against the income derived by Agenus or its Affiliates or Sublicensees from such sale);

(f)actual bad debt expense (but not exceeding 5% of Net Sales);

(g)adjustments for overbilling, errors, rejection, recalls or return of Licensed Product;

(h)rebates payable in connection with state or federal Medicare (Title XVIII of the Social Security Amendments of 1965, as amended), Medicaid (Title XIX of the Social Security Amendments of 1965, as amended) or similar programs in the United States and comparable programs elsewhere in the Territory; and

(i)any item substantially similar in character or substance to any of the foregoing, which is permitted by applicable financial reporting standards to be accounted for in the calculation of Net Sales prevailing at the time and customary in the medical diagnostics industry at the time.

The transfer of any Licensed Product by Agenus or one of its Affiliates to another Affiliate or to a Sublicensee shall not be considered a Net Sale, but the resale of such Licensed Product by any of the foregoing to Third Parties for commercial use shall be included in Net Sales.  For the avoidance of doubt, disposal of any Licensed Product for, or use of any Licensed Product in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Licensed Product is supplied or delivered without charge, shall not result in any Net Sales.  No Licensed Product donated to non-profit institutions or government agencies for a non-commercial purpose shall result in any Net Sales.  Similarly, no free Licensed Product that is supplied to a Third Party in conjunction with the offer for sale, or sale of any Licensed Product (such free Licensed Product being in an amount customary in the industry) will result in any Net Sales of such free Licensed Product.  The use of any Licensed Product by Agenus or one of its Affiliates or Sublicensees for research and development purposes shall similarly not result in any Net Sales.

In the case where a Licensed Product is sold as part of a Combination Product in a country in the Territory, Net Sales for the Licensed Product included in such Combination Product in such country shall be calculated as follows:

i.

if the Licensed Product is sold separately in such country and the Other Product in the Combination Product is sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

invoice price of the Licensed Product when sold separately in such country and B is the total invoice price of the Other Product in the Combination Product when sold separately in such country;
ii.

if the Licensed Product is sold separately in such country but the Other Product in the Combination Product is not sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/D, where A is the invoice price of the Licensed Product when sold separately in such country and D is the invoice price of the Combination Product in such country;

iii.

if the Licensed Product is not sold separately in such country but the Other Product in the Combination Product is sold separately in such country, Net Sales for the Licensed Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction 1 – (B/D), where B is the invoice price of the Other Product in the Combination Product when sold separately in such country and D is the invoice price of the Combination Product in such country; or

iv.

if neither the Licensed Product nor the Other Product in the Combination Product is sold separately in such country, the Parties shall determine Net Sales for the Licensed Product in such Combination Product by mutual agreement based on the relative contribution of the Licensed Product and each Other Product to the Combination Product, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

1.20 “Other Product” means a product that is not a Licensed Product, but excluding drug delivery vehicles, cytotoxic compounds or other therapeutically active ingredients conjugated or otherwise linked to an Licensed Antibody, adjuvant, excipient or diagnostic compound.

1.21“Parent Territory” means all territories in the United States of America, Canada and Mexico.

1.22“Patent Rights” means all the rights and interests in and to all patents and patent applications in any jurisdiction in the Territory, including, without limitation, certificates of invention, applications for certificates of invention and priority rights, provisional patent applications, divisionals, continuations, substitutions, continuations-in-part, and all patents granted thereon; and all re-examinations, re-issues, additions, renewals, extensions, confirmations or registrations based on any such patent or patent application; and any extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, patent term extensions and supplementary protection certificates.

1.23“Phase 3 Clinical Trial” means a clinical trial in any country that generally meets the requirements of 21 CFR § 312.21(c), as amended (or its successor regulation or comparable laws in countries outside of the United States), that, together with any other such clinical trials that are planned or have been conducted, is intended to (a) serve as a primary basis for establishing that the Licensed Product is safe and efficacious for its intended use, (b) provide an adequate basis to establish physician labeling, including, contraindications, warnings, precautions and adverse reactions and (c) support Marketing Approval for such Licensed Product.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.24“Recepta Territory” means the countries within the Territory for which Recepta Biopharma S.A. or its affiliates or sublicensees develop or commercialize Licensed Product.

1.25“Royalty Term” means, Licensed Product-by-Licensed Product and country-by-country basis in the Agenus Territory, the time from the First Commercial Sale of such Licensed Product in such country until the later to occur of (a) the expiration of the last Valid Claim covering the Licensed Product in the country in which such Licensed Product is used, or (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

1.26“Sublicense Income” means any non-royalty payments or other consideration that Agenus receives as consideration for a sublicense under the Licensed Patent Rights or Licensed Know-How in the Agenus Territory, other than reimbursement for expenses related to the prosecution, maintenance and defense of the Licensed Patent Rights, reimbursement for, or payments specifically committed to cover, fully loaded costs that have been or will be actually incurred in the research and development of Licensed Products that are the subject matter of the sublicense, and amounts received from any Third Party for the purchase of the publically traded equity securities at fair market value (any amounts paid in excess of fair market value shall be deemed Sublicense Income).

1.27“Sublicensee” means any Third Party expressly licensed by Agenus or its Affiliates under the Licensed Patent Rights or Licensed Know-How to develop, manufacture or commercialize Licensed Products.

1.28“Swiss VAT” means Swiss value added tax as chargeable according to Article 8 (2) (c) of the Swiss Value Added Tax Act 2010.

1.29“Target” means (a) cytotoxic T-lymphocyte-associated protein 4 (CTLA-4), or (b) programmed cell death protein 1 (PD-1).

1.30“Term” has the meaning set forth in Section 7.1 of this Agreement.

1.31“Territory” means all the countries and territories of the world.

1.32“Third Party(ies)” means any party(ies) other than LICR, MSKCC, Agenus and their respective Affiliates (including for the avoidance of doubt, with respect to Agenus, 4-Antibody AG).

1.33“Valid Claim” means a claim in an unexpired and issued patent or patent application included in the Licensed Patent Rights that has not been disclaimed, revoked or held invalid or unenforceable by a final, unappealable decision of a government agency or court of competent jurisdiction, or unappealed within the time limit allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, provided that if any pending patent application is pending for more than seven (7) years, it shall cease to be within the definition of Valid Claim unless and until it issues.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Article II

LICENSE GRANTS

2.1License Grants.

(a)To Parent.  LICR hereby grants to Parent: (i) an exclusive license, with the right to grant sublicenses, under all of the Licensors’ right, title and interest in and to the Licensed Patent Rights, and (ii) a non-exclusive license, with the right to grant sublicenses, under all of the Licensors’ right, title and interest in and to the Licensed Know-How, in each case, to develop, make, have made, use, sell, offer for sale and import Licensed Products in the Parent Territory and in the Field, subject to the retained rights of the Licensors set forth in Section 2.2.

(b)To 4AB.  LICR hereby grants to 4AB: (i) an exclusive license, with the right to grant sublicenses, under all of the Licensors’ right, title and interest in and to the Licensed Patent Rights, and (ii) a non-exclusive license, with the right to grant sublicenses, under all of the Licensors’ right, title and interest in and to the Licensed Know-How, in each case, to develop, make, have made, use, sell, offer for sale and import Licensed Products in the 4AB Territory and in the Field, subject to the retained rights of the Licensors set forth in Section 2.2

(c)Upon the expiration of the Royalty Term applicable to any Licensed Product in any country, the licenses under Section 2.1(a) and (b) with respect to such Licensed Product in such country shall convert to non-exclusive, fully paid-up licenses.

2.2Retained Rights.  Each of the Licensors, on behalf of itself and its academic collaborators, retains an irrevocable right to practice or use only for their own educational and non-commercial research purposes (including clinical research involving patient care, but not including a human clinical trial of a Licensed Product unless the protocol for such clinical trial has been approved, in writing in advance, by Agenus, one of its Affiliates, or a Sublicensee), the inventions claimed in the Licensed Patent Rights and the Licensed Know-How.

2.3Sublicense Rights. Agenus shall have the right to extend or sublicense the rights granted to it under Section 2.1 to its Sublicensees, and any such Sublicensees shall have the right to extend or further sublicense (through multiple tiers) the rights granted to it by Agenus.  All terms of any sublicense (whether by Agenus or by any Sublicensee) shall be consistent in all respects with the restrictions, exceptions and conditions of this Agreement, and shall include, without limitation, a provision binding sublicensees to (i) reporting and record-keeping obligations with respect to sales of Licensed Products as provided in Sections 2.6 and 3.7; (ii) indemnification under Section 5.4(a)(ii); and (iii) obligations of non-use of name as provided in Section 6.5. Agenus shall use diligent efforts to ensure compliance by its Affiliates and Sublicensees with all applicable terms of this Agreement.  Performance or satisfaction of any of the obligations of Agenus under this Agreement by any of its Affiliates or Sublicensees shall be deemed performance or satisfaction of such obligations by Agenus. Agenus shall notify LICR within ten (10) Business Days of executing any such sublicense, identifying each Sublicensee to LICR in writing by name and address, and shall provide LICR with a copy of the sublicense agreement. LICR shall retain this confidential copy for its use solely for the purpose of monitoring compliance by Agenus and its Affiliates and Sublicensees with their respective obligations hereunder and enforcing LICR’s (and MSKCC’s) rights under this Agreement. Agenus shall not grant a sublicense to a Third Party whose primary business is, to the best of Agenus's knowledge, the manufacture and/or sale of tobacco containing products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.4No Implied Licenses.  No rights or licenses (either express or implied) to any intellectual property rights of a Party are granted to the other Party by this Agreement, except as provided in this Agreement.

2.5Due Diligence.  From and after the Effective Date, as between the Parties, Agenus and its Affiliates shall be solely responsible, at its own expense, for the research, development, manufacture and commercialization of Licensed Products. Agenus will use commercially reasonable efforts to register an IND filing with the FDA for at least one Licensed Product by [**].  Agenus and its Affiliates will use, and will cause its Sublicensees to use, commercially reasonable efforts, consistent with their prudent business and scientific judgment, to research, develop, manufacture and commercialize one or more Licensed Products to achieve Marketing Approval in at least one of: (a) the United States or (b) any one of France, Germany, Italy, Spain and the United Kingdom.

2.6Reporting. Within sixty (60) days after the end of each calendar year during the Term, Agenus or its Affiliate shall furnish LICR with a written report summarizing its, its Affiliates’ and its Sublicensees’efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities completed during the prior year; (b) work in progress, (c) material milestones anticipated during the present calendar year, (d) commercialization efforts; and (e) a summary of resources allocated to the development and commercialization of Licensed Products during the prior year.  If LICR reasonably determines that information contained in any written report is insufficient or incomplete, it may request that Agenus or its Affiliate provide reasonable additional information, by written request specifying the additional information which is needed which Agenus or its Affiliate shall use reasonable efforts to provide additional information in such form and substance as mutually agreed. The foregoing reports shall be the Confidential Information of Agenus subject to Article VI.

Article III

PAYMENTS

3.1Milestone Payments.  Agenus or its Affiliates shall make the following milestone payments to LICR upon the first achievement of each of the following milestones in the Agenus Territory by Agenus or any of its Affiliates:

(a)Development Milestones for the first Licensed Product targeting PD-1 and the first Licensed Product targeting CTLA-4:

[**]	[**]
[**]	$[**]
[**]	$[**]

(b)Commercial Milestones for Licensed Products

[**]	[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[**]	$[**]

(c)No Multiple Payments; Notice of Achievement. For the avoidance of doubt, none of the payments attributable to the achievement of the milestones set forth in Section 3.2(a) above shall be payable more than once per Target, and none of the payments attributable to the achievement of the milestones set forth in Section 3.2(b) above shall be payable more than once.  Agenus shall notify LICR of the achievement of each of the foregoing milestones within forty-five (45) days after each such achievement.  Any milestone payments shall be reflected on an invoice provided to Agenus by LICR, and any such invoices shall be due and payable by Agenus within forty-five (45) days after the date the invoice is received.

3.2Royalties.  Agenus or its Affiliates or Sublicensees shall pay LICR a running royalty of [**] on annual Net Sales of Licensed Products in the Agenus Territory, subject to adjustment as set forth in Section 3.3 below:

Royalties on Net Sales hereunder shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the last to expire Valid Claim of the Licensed Patent Rights in the country of actual use of the Licensed Product.

3.3Royalty Adjustments.

(a)Absence of Valid Claim.  If the manufacture, use or sale of a Licensed Product is not covered by a Valid Claim in the country of sale in the Agenus Territory at any time during the Royalty Term for such Licensed Product, the royalty rate applicable under Section 3.2 on Net Sales in such country shall be reduced by [**] for the applicable time no Valid Claim exists.

(b)Royalty Stacking.  If Agenus or any of its Affiliates or Sublicensees obtains a license from a Third Party under Patent Rights owned or controlled by such Third Party that are necessary to make, use or sell a Licensed Product in any country, it may offset any royalty payments payable under such Third Party license with respect to sales of Licensed Products against the royalty payments that are due to LICR with respect to Net Sales in such country, provided that in no event may the royalty payments otherwise due to LICR be reduced by more than [**] by operation of this Section 3.3(b).

3.4Sublicense Income.  Agenus shall pay to LICR [**] of Sublicensing Income received from Sublicensees.

3.5Manner of Payments. Following the First Commercial Sale, royalty payments due to LICR hereunder shall be made quarterly by  Agenus or its Affiliate or Sublicensees no later than forty-five (45) days following completion of each calendar quarter with respect to Licensed Products sold during the prior calendar quarter.  Each payment shall be accompanied by a report setting forth for the relevant calendar quarter the information and basis on which such royalties have been calculated.  All reports delivered pursuant to this Agreement shall be deemed Confidential Information of Agenus subject to Article VI.  All payments to be made pursuant to this Agreement shall be payable in Dollars by bank wire transfer in immediately available funds to such bank account as LICR shall designate. If any payment is not made on or before the due date specified herein, Agenus will pay interest on the outstanding amount until paid in full if requested to do so by LICR. Interest will be charged at a rate equal to the “Intended Federal Funds Rate” or equivalent plus [**] as specified by the Federal Open Market Committee and published by the US Federal Reserve Board.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.6Tax Withholding and Swiss VAT. Any tax, duty or other levy paid or required to be withheld by Agenus on account of royalties payable to LICR under this Agreement shall be deducted from the amount of royalties otherwise due. Agenus shall secure and send to LICR proof of payment of any such taxes, duties or other levies withheld and paid by Agenus for the benefit of LICR, and cooperate at LICR’s reasonable request to ensure that amounts withheld are reduced, creditable (or otherwise recoverable) to the fullest extent permitted by the relevant jurisdiction. Notwithstanding the above, if any payments under Sections 3.1 and 3.4 above are considered a taxable supply for Swiss VAT purposes, Swiss VAT at the appropriate rate (currently 8%) shall be charged in addition to the amounts as set out in 3.1 and 3.4.

3.7Audit Right. Following the First Commercial Sale and during the Term of this Agreement and a period of five (5) years thereafter, Agenus shall keep, and shall cause its Affiliates and Sublicensees to keep, full, true and accurate books and records containing all particulars relevant to its sales of Licensed Products in sufficient detail to enable LICR to verify the amounts payable to it under this Agreement for the preceding five (5) year period.  LICR shall have the right, not more than once during any calendar year, to have the books and records of Agenus and its Affiliates audited by an independent certified public accounting firm of international standing.  Agenus shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Agenus or its Affiliates, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records to LICR’s auditors to the same extent required of Agenus and its Affiliates under this Section.  Audits under this Section shall be conducted during normal business hours, upon at least forty-five (45) days’ prior written notice, and for the sole purpose of verifying royalties payable to LICR under this Agreement.  All information and data reviewed in any audit conducted under this Section shall be used only for the purpose of verifying royalties payable to LICR under this Agreement and shall be treated as Confidential Information of Agenus subject to the terms of this Agreement.  LICR shall cause its accounting firm to enter into an acceptable confidentiality agreement with Agenus and its Affiliates and Sublicensees, as applicable.  The accounting firm shall disclose to LICR only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to LICR. LICR shall bear the full cost of such audits, unless such inspection leads to the discovery of a discrepancy of greater than the greater of ten percent (10%) in reporting to LICR's detriment, or of $50,000, for any calendar year.  In such instance, 4AB agrees to pay the reasonable cost of such audit plus interest as stipulated in Section 3.5 from and after the date the audit report is delivered to 4AB.

Article IV

INTELLECTUAL PROPERTY

4.1Licensed Patent Rights.  The Parties acknowledge, agree and confirm that (i) Licensed Antibody results, research data, know-how, materials, compounds and inventions which are created by the LICR or 4AB during the course of and as a direct result of carrying out the program under the Prior Agreement generated under the Prior Agreement are jointly owned between LICR and Agenus (subject to LICR’s obligations to MSKCC under the interinstitutional agreements dated September 17, 2007 and January 1, 2013 between LICR and MSKCC) and are included in the license grant to Agenus hereunder, and (ii) all other  inventions and know-how shall be owned in accordance with inventorship under U.S. patent laws.  Agenus (either directly or through its Affiliates or Sublicensees) shall be responsible, at its expense, for the preparation, filing, prosecution and maintenance of all Licensed Patent Rights (including, for clarity, controlling any interference, derivation, post-grant review, inter-partes review, re-examination, reissue, opposition or cancellation proceeding with respect thereto).  Agenus shall consult with and keep LICR informed of material issues relating to the preparation and filing, prosecution and maintenance of the Licensed Patent Rights (including, for clarity, controlling any interference, derivation, post-grant

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

review, inter-partes review, re-examination, reissue, opposition or cancellation proceeding with respect thereto), and shall furnish to LICR copies of all material documents relevant to such preparation, filing, prosecution or maintenance.  In the event that Agenus desires to abandon any patent or patent application within the Licensed Patent Rights, it shall provide LICR with reasonable prior written notice of such intended abandonment, and LICR shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

4.2Enforcement of Licensed Patent Rights; Defense of Infringement Actions.  Each Party shall promptly notify the other in writing of any known or suspected Third Party infringement of any Licensed Patent Rights or if any action for a declaration of non-infringement or invalidity of Licensed Patent Rights is made by a Third Party, or if any allegation of infringement of Third Party patents is made against either Party or any Affiliates or Sublicensees as a result of the manufacture, use or sale of a Licensed Product.

(a)First Right to Respond.  Agenus (either directly or through its Affiliates or Sublicensees) shall have the first right to respond to any challenge or infringement of the Licensed Patent Rights at its own expense.  In the event Agenus elects to so respond, LICR will, at Agenus’s sole expense, cooperate with Agenus’s legal counsel, join in such suits as may be brought by Agenus to enforce the Licensed Patent Rights, and be available at Agenus’s reasonable request to be an expert witness or otherwise to assist in such proceedings, at Agenus’s sole expense.  During the pendency of any such suit, Agenus may withhold from its royalty payments otherwise due to LICR in relation only to the disputed Licensed Patent Rights, fifty percent (50%) of the costs incurred by Agenus in connection with such suit, provided that in no event may the royalty payments otherwise due to LICR in respect of disputed Licensed Patent Rights, be reduced by more than fifty percent (50%) by operation of this Section 4.2(a).  Any royalty payments due to LICR in relation to Licensed Patent Rights not in dispute, shall be paid in full. If Agenus recovers monetary damages from a Third Party in connection with any action described in this Section 4.2(a), such damages shall be applied in the following manner: (i) first, Agenus shall be reimbursed for all costs and expenses incurred by it in connection with such action; (ii) second, LICR shall be reimbursed for any royalties withheld during the pendency of such suit; and (iii) any remaining damages shall be divided between the Parties, with LICR receiving the portion equal to the amount of royalties it would have received if such remaining compensatory damages had been an equivalent amount of Net Sales.

(b)Second Right to Respond.  If, within three (3) months of providing to or receiving from Agenus notice of Third Party infringement pursuant to this Section 4.2, Agenus does not exercise its first right to initiate legal action under this Section or initiate discussions to avert such suit (by license or otherwise), then LICR shall have the option to do so at its sole expense and may, at its option, join Agenus as a party in such suit; provided that, in determining whether or not to take action, LICR shall give good faith consideration to the position of Agenus in declining to bring such action.  In such event, all amounts recovered from such Third Party shall be retained by LICR, after reimbursement to Agenus for any expenses it may have incurred in connection with such suit.

4.3Cooperation.  Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution and maintenance as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.  For the avoidance of doubt, each Party agrees that its employees, agents

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and consultants shall provide any and all information required for the other Party to comply with its relevant duties of disclosure as required by applicable law in the United States or any other jurisdiction.

4.4Patent Term Restoration. Agenus shall retain the sole and exclusive right to make any patent term restoration election or its equivalent, anywhere in the world, including under 35 U.S.C. §156 and its foreign counterparts with respect to any Licensed Patent Rights; provided, however, that Agenus shall reasonably consider any input from the Licensors with respect to the extension of any Licensed Patent Right. LICR shall, and shall cause MSKCC to, abide by such elections and cooperate, as reasonably requested by Agenus, in connection with the foregoing (including by providing appropriate information and executing appropriate documents).

4.5Recording. If Agenus deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate government authorities in one or more jurisdictions throughout the world, then Agenus shall submit to LICR any proposed evidence of such recording.  LICR shall execute and deliver, and shall cause MSKCC to execute and deliver, to Agenus any reasonable documents that are consistent with this Agreement and necessary or desirable, in Agenus’s reasonable judgment, to complete such registration or recordation and Agenus may make complete such registration or recordation.

Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1By LICR.  LICR hereby represents and warrants and covenants to Agenus that:

(a)this Agreement is a legal and valid obligation binding upon LICR and enforceable in accordance with its terms and, except as otherwise set forth herein, the execution, delivery and performance of this Agreement by LICR does not conflict with any agreement, instrument or understanding to which LICR is a party or by which it is bound; and

(b)LICR controls all of the Licensors’ interest in the Licensed Patent Rights and Licensed Know-How existing as of the Effective Date. LICR is entitled to grant the licenses specified herein on behalf of the Licensors.  In particular, MSKCC has consented to the appointment of LICR as the “Exploitation Party” of all Patent Rights licensed to Agenus hereunder as to which MSKCC has an interest, pursuant to the terms of the Agreement effective as of January 1, 2013 or the Agreement effective September 17, 2007, in each case, by and between LICR and MSKCC.  LICR has not, and to the best of LICR’s knowledge, MSKCC has not, previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Patent Rights and Licensed Know-How in the Field and the Territory with respect to the Licensed Products, that may be inconsistent with the rights granted to Agenus under this Agreement, and shall not do so during the Term.

5.2By Agenus.  Agenus hereby represents and warrants to LICR that:

(a)The execution and delivery of this Agreement by Agenus and the performance by Agenus of the transactions contemplated hereby have been duly authorized by all appropriate Agenus corporate action; and

(b)This Agreement is a legal and valid obligation binding upon Agenus and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Agenus does not conflict with any agreement, instrument or understanding to which Agenus is a party of or by which it is bound.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.3Warranty Disclaimer. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING WARRANTIES ARISING BY COURSE OF DEALING, PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4Indemnification.

(a)Agenus Indemnity. Agenus shall indemnify, defend and hold harmless each Licensor and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “LICR Indemnitees”) from and against any liability, damage, loss or expense (including reasonable outside attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such LICR Indemnitees, or any of them, resulting from any claim, action or proceeding brought or initiated by a Third Party (each a “ Claim”) to the extent that such Claim arises out of: (i) the breach or alleged breach of any obligation, representation or warranty of Agenus under this Agreement; or (ii) the negligence or willful misconduct of any Agenus Indemnitee; provided that (x) the LICR Indemnitees comply with the procedure set forth in subsection (c) below; and (y) such indemnity shall not apply to the extent such Claim arises from (i) the breach or alleged breach of any obligation, representation or warranty of LICR under this Agreement; or (ii) the negligence or willful misconduct of any LICR Indemnitee.

(b)LICR Indemnity.  LICR shall indemnify, defend and hold harmless Agenus, its Affiliates and Sublicensees and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Agenus Indemnitees”) from and against any Loss incurred by or imposed upon such Agenus Indemnitees, or any of them, in connection with any Claim arising arises out of: (i) the breach or alleged breach of any obligation, representation or warranty of LICR under this Agreement; or (ii) the negligence or willful misconduct of any LICR Indemnitee; provided that (x) the Agenus Indemnitees comply with the procedure set forth in subsection (c) below; and (y) such indemnity shall not apply to the extent such Claim arises from (i) the breach or alleged breach of any obligation, representation or warranty of Agenus under this Agreement; or (ii) the negligence or willful misconduct of any Agenus Indemnitee.

(c)Indemnification Procedures.  In the event that a Party intends to claim indemnification under this Article V, such Party shall promptly notify the indemnifying Party thereof, and the indemnifying Party shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by indemnifying Party, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other party represented by such counsel in such proceedings.  The indemnity obligation set forth in this Section 5.4 shall not apply to amounts paid in settlement of any claims, suits, actions, demands or judgments if such settlement is effected without the consent of the indemnifying Party, which consent shall not be unreasonably withheld.  The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of such action, if prejudicial to its ability to defend such action, shall relieve the indemnifying Party of any liability to the indemnified Party under this Article V, but the omission to so deliver notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Article V.  The

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

indemnified Party under this Article V shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any claim for which indemnification is sought hereunder.

5.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER, OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER THE OTHER PARTY, FOR ANY LOST PROFITS OR FOR ANY INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article VI

CONFIDENTIAL INFORMATION

6.1“Confidential Information” shall mean any technical, scientific or business information furnished by or on behalf of one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement or the activities contemplated hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form.  The terms of this Agreement shall be considered Confidential Information of both Parties, subject to the provisions of this Article VI.  Confidential Information shall not include information that:

(a)is generally available in the public domain or thereafter becomes available to the public through no act of the Receiving Party; or

(b)was independently known to the Receiving Party prior to receipt thereof or was discovered independently by an employee of the Receiving Party who had no access to the information supplied by or on behalf of the Disclosing Party; or

(c)was made available to the Receiving Party as a matter of lawful right by a Third Party who had no obligations of confidentiality to the Disclosing Party.

6.2Obligations.  The Receiving Party agrees that it shall not, without the prior written consent of the Disclosing Party, directly or indirectly:

(a)make any use of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement; or

(b)disclose or transfer any portion of the Confidential Information to any person, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its Affiliates and their respective directors, officers, employees, consultants, and advisors, and, with respect to Agenus and its Affiliates, their (actual or potential) Sublicensees and subcontractors and (actual or potential) partners and investors and potential investors in connection with a general financing transaction, who have an ethical or fiduciary duty to the Receiving Party or are otherwise obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement or for other legitimate business purposes.

Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party when required by applicable laws or government rules or regulations (including without limitation, applicable securities regulations), provided that to the extent reasonably possible, the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Receiving Party provides reasonable prior written notice of such disclosure to the Disclosing Party and takes reasonable efforts to avoid and/or minimize the extent of disclosure.

6.3Upon expiration or termination of this Agreement and upon request of the Disclosing Party, all copies of any Disclosing Party’s Confidential Information shall be returned to the Disclosing Party, except that each Receiving Party may retain one (1) copy of the Confidential Information received hereunder in the possession of its legal counsel, solely for monitoring its obligations under this Agreement.

6.4No option, license, or conveyance of such rights, express or implied, is granted to the Receiving Party in connection with any Confidential Information disclosed by the Disclosing Party, except for the express licenses granted in Article 2.  If any such rights are to be granted to the Receiving Party, such grant shall be expressly set forth in a separate written instrument.

6.5Public Announcements. Other than as required by a Party or its Affiliates to comply with applicable laws or regulations, each Party agrees that the terms of this Agreement are Confidential Information and neither Party shall make any public announcement disclosing the terms of this Agreement without the prior written consent of the other Party (not to be unreasonably withheld) and shall, if required by law to make such public announcement: (a) to the extent possible, notify the other Party if it anticipates that it may be required to make such public announcement; (b) provide such other Party with a copy of such public announcement, or the relevant portions thereof, a reasonable time prior to its release (and any revisions to such public announcement a reasonable time prior to the release thereof); (c) consult with and follow any reasonable directions from the other Party with respect to disclosures in such public announcement; and (d) if disclosure cannot be avoided, only disclose Confidential Information to the extent necessary to comply with law. In each case the Parties shall coordinate with respect thereto. Agenus and its Affiliates shall be entitled to disclose the results of their research, development and commercialization activities related to this Agreement in their sole and absolute discretion.  Agenus and its Affiliates will not use the names of a Licensor or the names of any of a Licensors officers, scientific faculty or researchers without such Licensor’s prior written consent in any press release, advertising or promotional materials. Public announcements and statements by 4-AB and its Affiliates reporting significant advances in the development and commercialization of Licensed Products will acknowledge Licensors’ role in the discovery and validation of the Licensed Antibody(s), consistent with the provisions of Appendix A attached hereto.

6.6Publications.  In the event either of the Licensors wish to publish, present, or otherwise disclose any results of the research program conducted under the Prior Agreement, LICR shall provide Agenus with copies of any such publication or presentation at least thirty (30) days prior to submission for publication or presentation.  Agenus shall, within a period of thirty (30) days of receipt of such publication or presentation, advise the applicable Licensor whether patent or commercial interests may be prejudiced by the proposed publication or presentation, in which case the Licensor shall delay submission of the publication or presentation for an additional period, not to exceed forty-five (45) days, in order to prepare and file appropriate Patent Rights. If Agenus has not responded to LICR within the initial thirty (30) day time period, the proposed publication or presentation shall be deemed not to prejudice any patent or commercial interests and the Licensor shall be free to proceed with the proposed disclosure.

Article VII

TERM AND TERMINATION

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.1Term. This Agreement shall be effective as of the Effective Date and, unless terminated early pursuant to this Article VII, shall continue on a Licensed Product-by-Licensed Product basis until the end of the applicable Royalty Term (the “Term”).

7.2Termination for Material Breach. In the event that a Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such default is not corrected within sixty (60) days after receiving written notice from the other Party with respect thereto, such other Party shall have the right to terminate this Agreement by giving written notice to the breaching Party; provided that the time period for providing such notice of termination shall be extended for so long as the breaching Party is engaged in good faith efforts to cure such breach or default.

7.3Termination for Convenience.  Agenus may terminate this Agreement at any time, for any reason or no reason, upon ninety (90) days’ prior written notice to LICR.

7.4Termination for Insolvency. In the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within ninety (90) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to the Party.

7.5General Effect of Termination.

(a)Termination of Rights.  Upon any early termination of this Agreement by LICR by operation of Sections 7.2 or 7.4, or by Agenus by operation of Section 7.3 the rights and licenses granted to Agenus and its Affiliates under Section 2.1 shall terminate. Notwithstanding the foregoing, any Sublicensee shall become a direct licensee of the Licensors if the Sublicensee is not then in breach of its sublicense agreement with Agenus or its Affiliate and the Sublicensee agrees in writing to abide by the terms and conditions of this Agreement including all financial consideration and other obligations to LICR, applicable to Agenus and its Affiliates, provided that (i) the scope of the direct license granted by Licensors to such Sublicensee shall be co-extensive with the scope of the sublicense granted by Agenus or its Affiliate to such Sublicensee and (ii) any such direct license to a Sublicensee shall not impose any representations, warranties, obligations or liabilities on Licensors that are not included in this Agreement.

(b)Accrued Obligations.  Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

(c)Survival.  Articles IV, VI and VIII and Sections 3.7, 5.3, 5.4, 5.5, 7.5, 9.1, 9.2, 9.4, 9.9, 9.10 and 9.12 hereof (and related definitions) shall survive the expiration or termination of this Agreement for any reason.  In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

Article VIII

DISPUTE RESOLUTION

8.1Dispute Resolution. Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the status quo or prevent irreparable harm, any dispute, other than disputes regarding the construction, validity or enforcement of Patent Rights, arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved in accordance with this Section 8.1.

(a)The chief executive officers of both Parties (or their respective designees) shall meet to attempt to resolve such dispute.

(b)If the chief executive officers of the Parties (or their respective designees) cannot resolve such dispute within thirty (30) days after either Party requests such a meeting in writing, then upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in the English language in New York, New York, USA under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators.   Each Party shall be entitled to appoint one (1) arbitrator. The Parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration.  The two (2) arbitrators so appointed shall agree on the appointment of the third (3rd) arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties’ appointed arbitrators shall fail to agree, within thirty (30) days from the date both Parties’ arbitrators have been appointed, on the identity of  the third (3rd) arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

(c) Within ten (10) days of appointment of the full arbitration panel, the Parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the Parties previously taken in previous negotiations.  Within thirty (30) days of appointment of the arbitration panel, each Party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one (1) hour to argue in support of its proposed position. The Parties will not call any witnesses in support of their arguments.

(d)The arbitration panel shall select either Party’s proposed position on the issue as the binding final decision to be embodied as an agreement between the Parties. In making their selection, the arbitrators shall not modify the terms or conditions of either Party’s proposed position, nor will the arbitrators combine provisions from both proposed positions. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York, USA shall govern.

(e)The arbitrators shall make their decision known to the Parties as promptly as possible by delivering written notice of their decision to both Parties. Such written notice need not justify their decision. The Parties will execute any and all papers necessary to obligate the Parties to the position selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction. Any arbitration award shall be subject to Section 5.5.

(f)Parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(g)Any and all activities conducted under this Section 8.1 including any and all proceedings and decisions of the arbitration panel, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article VI.

Article IX

MISCELLANEOUS

9.1Governing Law.  This Agreement shall be deemed to have been made in the State of New York, USA, and its form, execution, validity, construction and effect shall be determined in accordance with, and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with, the laws of the State of New York, USA, without reference to conflicts of laws principles. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts situated in New York, New York, USA for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts. No Party hereto shall challenge or contest the subject matter or personal jurisdiction of any such court or its venue or assert the defense of forum non-conveniens.

9.2Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.3Assignment.  Unless otherwise expressly stated herein, Parent and 4AB may allocate the rights and obligations of Agenus under this Agreement in accordance with any intercompany agreements between them and otherwise in their reasonable discretion.  This Agreement shall not otherwise be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement (in whole or in part), without such consent, to (a) an Affiliate or (b) an entity that acquires all or substantially all of the capital stock, business or assets of the Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

9.4Notices.  All notices hereunder will be in writing and will be delivered personally, by internationally recognized overnight courier service, registered or certified mail, postage prepaid, or mailed by express mail service to the following addresses of the respective Parties:

If to Agenus:Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention:  Legal Department

With copies to:4-Antibody AG

Hochbergerstrasse 60C

CH-4057 Basel, Switzerland

Attention:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110, USA

Attention:  Gerald E. Quirk, Esq.

If to LICR:Ludwig Institute for Cancer Research Ltd.

666 Third Avenue, 28th Floor

New York, New York 10017, USA

Attention: Ed McDermott, Jr., President

With a copy to: Ludwig Institute for Cancer Research Ltd.

666 Third Avenue, 28th Floor

New York, New York 10017, USA

Attention:Jonathan Skipper, Ph.D., Executive Director, Technology Development

Notices will be effective upon receipt if personally delivered, on the third Business Day following the date of mailing if sent by certified or registered mail, and on the second Business Day following the date of delivery if sent by express mail or overnight courier.  A Party may change its address listed above by written notice to the other Party provided in accordance with this Section.

9.5Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Agenus or LICR as partners or joint venturers in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

9.6Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between LICR and Agenus, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

9.7Severability.  If any term or provision of this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other term or provision hereof, and in lieu of each such invalid, illegal or unenforceable provision there will be added automatically as a part of this Agreement a provision that is valid, legal and enforceable, and as similar in terms to such invalid, illegal or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

9.8Further Assurances. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (c) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

9.9Entire Agreement, Waivers, Etc. This Agreement constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between the Parties with respect to the subject matter hereof, including without limitation the Prior Agreement.  Upon execution of this

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement by both Parties hereto, all surviving provisions of the Prior Agreement are and shall be null and void and of no further effect. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

9.10Headings, Construction and Interpretations. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Parties have had the opportunity to consult with counsel, and the Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

9.11Counterparts. This Agreement may be executed in any number of separate counterparts, including .pdf versions, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

9.12Costs.  Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement.

[signature page follows]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed by their authorized representatives as of the Effective Date.

AGENUS INC.	4-ANTIBODY AG.

By:  /s/ Garo H. ArmenBy:  s/ Garo H. Armen

Title:  Chairman and CEOTitle:  Director

Date:  January 21, 2016Date:  January 25, 2016

LUDWIG INSTITUTE FOR CANCER RESEARCH LTD.

By:  /s/ Edward A. McDermott, Jr.                By:  /s/ Jonathan Skipper

Title:  President   Title:  Executive Director of Technology Development

Date:  January 21, 2016                Date:  January 21, 2016

Acknowledged and agreed:

MEMORIAL SLOAN-KETTERING

CANCER CENTER

By:  /s/ Gregory Raskin

Title:  Vice President of Technology Development

Date:  January 22, 2016

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.